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Exhibit 10.25

FIRST AMENDMENT

TO THE

COUNTRYWIDE CREDIT INDUSTRIES, INC.

STOCK OPTION FINANCING PLAN AS AMENDED AND RESTATED

        Countrywide Credit Industries, Inc. (the "Company") established the Countrywide Credit Industries, Inc. Stock Option Financing Plan (the "Plan") to retain and encourage the performance of key employees and directors. Paragraph (c) of Section 5 provides for the setting of the interest rate by the Board of Directors. The Company desires to amend paragraph (c) of Section 5 to provide for an interest rate equal to the "applicable federal rate."

        The Board of Directors has approved this First Amendment to the Plan at its meeting held on July 13, 1994.

        1.     Paragraph (c) of Section 5 is amended in its entirety to read as follows:

        "(c) Interest. The Promissory Note shall bear interest at a rate equal to the applicable federal rate as defined in section 1274(d) of the Internal Revenue Code of 1986, as amended, as in effect for the month in which the loan is made. Loans with four-year terms shall bear interest at the published mid-term rate, and loans with ten-year terms shall bear interest at the published long-term rate."

        IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by its duly authorized officer as of this 25th day of July, 1994.

Countrywide Credit Industries, Inc.
By:	/s/ Sandor E. Samuels Sandor E. Samuels Managing Director

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  Exhibit 10.25
FIRST AMENDMENT TO THE COUNTRYWIDE CREDIT INDUSTRIES, INC. STOCK OPTION FINANCING PLAN AS AMENDED AND RESTATED